EXHIBIT (5)

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (“Agreement”) is made as of this 8th day of June, 2015, by and among Eaton Vance Mutual Funds Trust (“Mutual Funds Trust”), a Massachusetts business trust, on behalf of its series Eaton Vance Atlanta Capital Horizon Growth Fund (“Horizon Growth Fund”) and Eaton Vance Growth Trust (“Growth Trust”), a Massachusetts business trust, on behalf of its series Eaton Vance Atlanta Capital SMID-Cap Fund (“SMID-Cap Fund”) and SMID-Cap Portfolio (the “Portfolio”) SMID-Cap Fund’s master portfolio.

WITNESSETH

WHEREAS, each Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”) as an open-end management investment company authorized to issue an unlimited number of shares of beneficial interest without par value in one or more series (such as Horizon Growth Fund and SMID-Cap Fund), and the Trustees of the Mutual Funds Trust have divided the shares of  Horizon Growth Fund into Class A, Class B, Class C and Class I shares  (“Horizon Growth Fund Shares”) and the trustees of Growth Trust have divided the shares of SMID-Cap Fund into Class A, Class C, Class I, Class R and Class R6 shares (“SMID-Cap Fund Shares”);

WHEREAS, Mutual Funds Trust and Growth Trust desire to provide for the reorganization of Horizon Growth Fund through the acquisition by SMID-Cap Fund of substantially all of the assets of Horizon Growth Fund in exchange for SMID-Cap Fund Shares in the manner set forth herein;

WHEREAS, SMID-Cap Fund currently invests all of its assets in SMID-Cap Portfolio, a Massachusetts trust registered under the 1940 Act as an open-end management investment company and Horizon Growth Fund invests directly in securities;

WHEREAS, it is intended that the reorganization described in this Agreement shall be a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”);

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto agree as follows:

1.

Definitions

1.1

The term “1933 Act” shall mean the Securities Act of 1933, as amended.

1.2

The term “1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

1.3

The term “Agreement” shall mean this Agreement and Plan of Reorganization.

1.4

The term “Assumed Liabilities” shall mean all liabilities, expenses, costs, charges and receivables of Horizon Growth Fund as of the Close of Trading on the New York Stock Exchange on the Valuation Date.

1.5

The term “Business Day” shall mean any day that the New York Stock Exchange is open.

1.6

The term “Close of Trading on the NYSE” shall mean the close of regular trading on the New York Stock Exchange, which is usually 4:00 p.m. Eastern time.

1.7

The term “Closing” shall mean the closing of the transaction contemplated by this Agreement.

1.8

The term “Closing Date” shall mean December 4, 2015, provided all necessary approvals have been received, or such other date as may be agreed by the parties on which the Closing is to take place.

1.9

The term “Commission” shall mean the Securities and Exchange Commission.

1.10

The term “Custodian” shall mean State Street Bank and Trust Company.

1.11

The term “Delivery Date” shall mean the date contemplated by Section 3.3 of this Agreement.

1.12

The term “Growth Trust N-14” shall mean the Growth Trust’s registration statement on Form N-14, including a Proxy Statement/Prospectus as may be amended, that describes the transactions contemplated by this Agreement and registers the SMID-Cap Fund Shares to be issued in connection with this transaction.

1.13

The term “Horizon Growth Fund N-1A” shall mean the registration statement, as amended, on Form N-1A of the Mutual Funds Trust with respect to Horizon Growth Fund in effect on the date hereof or on the Closing Date, as the context may require.

1.14

The term “NYSE” shall mean the New York Stock Exchange.

1.15

The term “Portfolio N-1As” shall mean the registration statement, as amended, on Form N-1A of the Portfolio in effect on the date hereof or on the Closing Date, as the context may require.

1.16

The term “Proxy Statement” shall mean the Proxy Statement/Prospectus furnished to the Horizon Growth Fund shareholders in connection with this transaction.

1.17

The term “Securities List” shall mean the list of those securities and other assets owned by Mutual Funds Trust, on behalf of Horizon Growth Fund, on the Delivery Date.

1.18

The term “SMID-Cap Fund N-1A” shall mean the registration statement, as amended, on Form N-1A of the Growth Trust with respect to SMID-Cap Fund in effect on the date hereof or on the Closing Date, as the context may require.

1.19

The term “Valuation Date” shall mean the day of the Closing Date.

2.

Transfer and Exchange of Assets

2.1

Reorganization of Horizon Growth Fund.  At the Closing, subject to the requisite approval of the Horizon Growth Fund’s shareholders and the terms and conditions set forth herein, the Mutual Funds Trust shall transfer all of the assets of Horizon Growth Fund and assign all Assumed Liabilities to SMID-Cap Fund, and SMID-Cap Fund shall acquire such assets and shall assume such Assumed Liabilities upon delivery by SMID-Cap Fund to Horizon Growth Fund on the Closing Date of Class A, Class C and Class I SMID-Cap Fund Shares (including, if applicable, fractional shares) having an aggregate net asset value equal to the value of the assets so transferred, assigned and delivered, less the Assumed Liabilities, all determined and adjusted as provided in Section 2.2.  Upon delivery of the assets, SMID-Cap Fund will receive good and marketable title thereto free and clear of all liens.  SMID-Cap Fund shall contribute assets, including cash, securities and receivables to the SMID-Cap Portfolio and its interest in the Portfolio will be increased by the value of assets contributed.

2.2

Computation of Net Asset Value.  The net asset value per share of the SMID-Cap Fund Shares and the net value of the assets of Horizon Growth Fund subject to this Agreement shall, in each case, be determined as of the Close of Trading on the NYSE on the Valuation Date, after the declaration and payment of any dividend on that date.  The net asset value of the SMID-Cap Fund Shares shall be computed in the manner set forth in the SMID-Cap Fund Form N-1A.  In determining the value of the securities transferred by Horizon Growth Fund to SMID-Cap Fund, such assets shall be priced in accordance with the policies and procedures described in the SMID-Cap Fund N-1A.

3.

Closing Date, Valuation Date and Delivery

3.1

Closing Date.  The Closing shall be at the offices of Eaton Vance Management, Two International Place, Boston, MA  02110 immediately after the close of business on the Closing Date.  All acts taking place at Closing shall be deemed to take place simultaneously as of the close of business on the Closing Date unless otherwise agreed in writing by the parties.

3.2

Valuation Date.  Pursuant to Section 2.2, the net value of the assets of Horizon Growth Fund and the net asset value per share of SMID-Cap Fund shall be determined as of the Close of Trading on the NYSE on the Valuation Date, after the declaration and payment of any dividend on that date.  The stock transfer books of the Mutual Funds Trust with respect to

Horizon Growth Fund will be permanently closed, and sales of Horizon Growth Fund Shares shall be suspended, as of the close of business of the Mutual Funds Trust on the Valuation Date.  Redemption requests thereafter received by the Mutual Funds Trust with respect to Horizon Growth Fund shall be deemed to be redemption requests for SMID-Cap Fund Shares to be distributed to shareholders of Horizon Growth Fund under this Agreement provided that the transactions contemplated by this Agreement are consummated.

In the event that trading on the NYSE or on another exchange or market on which securities held by the Horizon Growth Fund are traded shall be disrupted on the Valuation Date so that, in the judgment of the Mutual Funds Trust, accurate appraisal of the net assets of Horizon Growth Fund to be transferred hereunder or the assets of SMID-Cap Fund is impracticable, the Valuation Date shall be postponed until the first Business Day after the day on which trading on such exchange or in such market shall, in the judgment of the Mutual Funds Trust and Growth Trust, have been resumed without disruption.  In such event, the Closing Date shall also be postponed.

3.3

Delivery of Assets.  After the close of business on the Valuation Date, Mutual Funds Trust shall issue instructions providing for the delivery of all of its assets held on behalf of Horizon Growth Fund to the Custodian to be held for the account of SMID-Cap Fund, effective as of the Closing.  SMID-Cap Fund may inspect such securities at the offices of the Custodian prior to the Valuation Date.

4.

Horizon Growth Fund Distributions and Termination

4.1

As soon as reasonably practicable after the Closing Date, Mutual Funds Trust shall pay or make provisions for the payment of all of the debts and taxes of Horizon Growth Fund and distribute all remaining assets, if any, to shareholders of Horizon Growth Fund, and Horizon Growth Fund shall thereafter be terminated under Massachusetts law.

At, or as soon as may be practicable following the Closing Date, Mutual Funds Trust on behalf of Horizon Growth Fund shall distribute the Class A, Class C and Class I  SMID-Cap Fund Shares it received from the SMID-Cap Fund to the shareholders of the Horizon Growth Fund and shall instruct SMID-Cap Fund as to the amount of the pro rata interest of each of Horizon Growth Fund’s shareholders as of the close of business on the Valuation Date (such shareholders to be certified as such by the transfer agent for Mutual Funds Trust), to be registered on the books of SMID-Cap Fund, in full and fractional SMID-Cap Fund Shares, in the name of each such shareholder, and SMID-Cap Fund agrees promptly to transfer the SMID-Cap Fund Shares then credited to the account of Horizon Growth Fund on the books of SMID-Cap Fund to open accounts on the share records of SMID-Cap Fund in the names of Horizon Growth Fund shareholders in accordance with said instruction.  Each Horizon Growth Fund shareholder shall receive shares of the corresponding class of SMID-Cap Fund to the class of Horizon Growth Fund held by such shareholder, except Class B shareholders of Horizon Growth Fund shall receive Class A shares of SMID-Cap Fund.  All issued and outstanding Horizon Growth Fund Shares shall thereupon be canceled on the books of Mutual Funds Trust.  SMID-Cap Fund shall have no obligation to inquire as to the correctness of any such instruction, but shall, in each case, assume that such instruction is valid, proper and correct.

5.

Horizon Growth Fund Securities

On the Delivery Date, Mutual Funds Trust on behalf of Horizon Growth Fund shall deliver the Securities List and tax records.  Such records shall be made available to SMID-Cap Fund and Portfolio prior to the Closing Date for inspection by the Treasurer (or his or her designee).  Notwithstanding the foregoing, it is expressly understood that Horizon Growth Fund may hereafter until the close of business on the Valuation Date sell any securities owned by it in the ordinary course of its business as a series of an open-end, management investment company.

6.

Liabilities and Expenses

SMID-Cap Fund shall acquire all liabilities of Horizon Growth Fund, whether known or unknown, or contingent or determined. Mutual Funds Trust will discharge all known liabilities of Horizon Growth Fund, so far as may be possible, prior to the Closing Date.  Horizon Growth Fund shall bear the expenses of carrying out this Agreement.

7.

SMID-Cap Portfolio Representations and Warranties

The Portfolio hereby represents, warrants and agrees as follows:

7.1

Legal Existence.  The Portfolio is a trust duly organized and validly existing under the laws of the Commonwealth of Massachusetts.

7.2

Registration under 1940 Act.  The Portfolio is duly registered with the Commission as an open-end investment company under the 1940 Act and such registration is in full force and effect.

7.3

Financial Statements.  The statement of assets and liabilities, schedule of portfolio investments and related statements of operations and changes in net assets of the Portfolio dated September 30, 2014 and March 31, 2015 fairly present its financial condition as of said date in conformity with generally accepted accounting principles.

7.4

No Material Events.  There are no legal, administrative or other proceedings pending, or to its knowledge, threatened against the Portfolio that would materially affect its financial condition.

7.5

Requisite Approvals.  The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been authorized by the Portfolio’s Board of Trustees by vote taken at a meeting of such Board duly called and held on June 8, 2015.

7.6

No Material Violations.  The Portfolio is not, and the execution, delivery and performance of this Agreement will not result, in a material violation of any provision of its Declaration of Trust or By-Laws, as each may be amended, of the Portfolio or of any agreement, indenture, instrument, contract, lease or other undertaking to which it is a party or by which it is bound.

7.7

Taxes and Related Filings.  Except where failure to do so would not have a material adverse effect on the Portfolio, the Portfolio has filed and will file or obtain valid extensions of filing dates for all required federal, state and local tax returns and reports for all taxable years through and including its current taxable year and no such filings or reports are currently being audited or contested by the Internal Revenue Service or state or local taxing authority and all federal, state and local income, franchise, property, sales, employment or other taxes or penalties payable have been paid or will be paid, so far as due. The Portfolio is classified as partnerships for federal tax purposes, has qualified as such for each taxable year of its operations, and will qualify as such as of the Closing Date.

7.8

Good and Marketable Title.  On the Closing Date, the Portfolio will have good and marketable title to its assets, free and clear of all liens, mortgages, pledges, encumbrances, charges, claims and equities whatsoever, except as provided in the Portfolio N-1As.

7.9

Books and Records.  The Portfolio has maintained all records required under Section 31 of the 1940 Act and rules thereunder.

 8.

Trust Representations and Warranties

Mutual Funds Trust, on behalf of Horizon Growth Fund, and Growth Trust, on behalf of SMID-Cap Fund, hereby represent, warrant and agree as follows:

8.1

Legal Existence.  Mutual Funds Trust and Growth Trust are each a business trust duly organized and validly existing under the laws of the Commonwealth of Massachusetts.  Horizon Growth Fund and SMID-Cap Fund are validly existing series of Mutual Funds Trust and Growth Trust, respectively.  Mutual Funds Trust is authorized to issue an unlimited number of shares of beneficial interest of Horizon Growth Fund and Growth Trust is authorized to issue and unlimited number of shares of beneficial interest of SMID-Cap Fund.

8.2

Registration under 1940 Act.  Mutual Funds Trust and Growth Trust are duly registered as open-end management investment companies under the 1940 Act and such registrations are in full force and effect.

8.3

Financial Statements.  The statement of assets and liabilities and the schedule of portfolio investments and the related statements of operations and changes in net assets of Horizon Growth Fund and SMID-Cap Fund dated September 30, 2014 and March 31, 2015, fairly present the financial condition of Horizon Growth Fund and SMID-Cap Fund as of said dates in conformity with generally accepted accounting principles.

8.4

No Contingent Liabilities.  There are no known contingent liabilities of Horizon Growth Fund or SMID-Cap Fund not disclosed and there are no legal, administrative or other proceedings pending, or to the knowledge of Mutual Funds Trust threatened, against Horizon Growth Fund or to the knowledge of Growth Trust threatened against SMID-Cap Fund which would materially affect its financial condition.

8.5

Requisite Approvals.  The execution and delivery of this Agreement and the consummation of the transactions contemplated herein, have been authorized by the Board of Trustees of Mutual Funds Trust and Growth Trust by vote taken at a meeting of such Board duly called and held on June 8, 2015.  No approval of the shareholders of SMID-Cap Fund is required in connection with this Agreement or the transaction contemplated hereby.  The Agreement has been executed and delivered by a duly authorized officer of Mutual Funds Trust and Growth Trust and is a valid and legally binding obligation of each of Horizon Growth Fund and SMID-Cap Fund enforceable in accordance with its terms.

8.6

No Material Violations.  Mutual Funds Trust and Growth Trust are not, and the execution, delivery and performance of this Agreement will not result, in a material violation of any provision of the Declaration of Trust or By-Laws, as may be amended, of Mutual Funds Trust or Growth Trust or of any agreement, indenture, instrument, contract, lease or other undertaking to which Mutual Funds Trust or Growth Trust is a party or by which they are bound.

8.7

Taxes and Related Filings.  Except where failure to do so would not have a material adverse effect on Horizon Growth Fund or SMID-Cap Fund, each of Horizon Growth Fund and SMID-Cap Fund has filed or will file or obtain valid extensions of filing dates for all required federal, state and local tax returns and reports for all taxable years through and including its current taxable year and no such filings are currently being audited or contested by the Internal Revenue Service or state or local taxing authority and all federal, state and local income, franchise, property, sales, employment or other taxes or penalties payable pursuant to such returns have been paid or will be paid, so far as due.  Each of Horizon Growth Fund and SMID-Cap Fund has elected to be treated as a “regulated investment company” for federal tax purposes, has qualified as such for each taxable year of its operations and will qualify as such as of the Closing Date.

8.8

Good and Marketable Title.  On the Closing Date, Horizon Growth Fund will have good and marketable title to its assets, free and clear of all liens, mortgages, pledges, encumbrances, charges, claims and equities whatsoever, and full right, power and authority to sell, assign, transfer and deliver such assets and shall deliver such assets to SMID-Cap Fund.  Upon delivery of such assets, SMID-Cap Fund will receive good and marketable title to such assets, free and clear of all liens, mortgages, pledges, encumbrances, charges, claims and equities, except as to adverse claims under Article 8 of the Uniform Commercial Code of which SMID-Cap Fund has notice and necessary documentation at or prior to the time of delivery.

8.9

SMID-Cap Fund N-1A Not Misleading.  The SMID-Cap Fund N-1A conforms on the date of the Agreement, and will conform on the date of the Proxy Statement and the Closing Date, in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations of the Commission thereunder and does not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading.

8.10

Proxy Statement.  The Proxy Statement delivered to the Horizon Growth Fund shareholders in connection with this transaction (both at the time of delivery to such shareholders in connection with the meeting of shareholders and at all times subsequent thereto and including the Closing Date) in all material respects, conforms to the applicable requirements of the 1934 Act and the 1940 Act and the rules and regulations of the Commission thereunder, and will not include any untrue statement of a material fact or omit to state any material fact required to be stated thereon or necessary to make statements therein, in light of the circumstances under which they were made, not materially misleading.

8.11

Books and Records.  Each of Horizon Growth Fund and SMID-Cap Fund has maintained all records required under Section 31 of the 1940 Act and rules thereunder.

9.

Conditions Precedent to Closing

The obligations of the parties hereto shall be conditioned on the following:

9.1

Representations and Warranties.  The representations and warranties of the parties made herein will be true and correct as of the date of this Agreement and on the Closing Date.

9.2

Shareholder Approval.  The Agreement and the transactions contemplated herein shall have been approved by the requisite vote of the holders of Horizon Growth Fund Shares in accordance with the 1940 Act and the Declaration of Trust and By-Laws, each as amended, of Mutual Funds Trust.

9.3

Pending or Threatened Proceedings.  On the Closing Date, no action, suit or other proceeding shall be threatened or pending before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with, this Agreement or the transactions contemplated herein.

9.4

Registration Statement.  The Growth Trust N-14 shall have become effective under the 1933 Act; no stop orders suspending the effectiveness of such Trust N-14 shall have been issued; and, to the best knowledge of the parties hereto, no investigation or proceeding for that purpose shall have been instituted or be pending, threatened or contemplated under the 1933 Act.  The Proxy Statement has been delivered to each shareholder of record of the Horizon Growth Fund as of  August 27, 2015 in accordance with the provisions of the 1934 Act and the rules thereunder.

9.5

Declaration of Dividend.  Mutual Funds Trust shall have declared a dividend or dividends which, together with all previous such dividends, shall have the effect of distributing to Horizon Growth Fund shareholders all of Horizon Growth Fund’s investment company taxable income (as defined in Section 852 of the Code) (computed without regard to any deduction for dividends paid) for the final taxable period of Horizon Growth Fund, all of its net capital gain realized in the final taxable period of Horizon Growth Fund (after reduction for any capital loss carryforward) and all of the excess of (i) its interest income excludable from gross income under Section 103(a) of the Code over (ii) its deductions disallowed under Sections 265 and 171(a)(2) of the Code for the final taxable period of Horizon Growth Fund.

9.6

State Securities Laws.  The parties shall have received all permits and other authorizations necessary, if any, under state securities laws to consummate the transactions contemplated herein.

9.7

Performance of Covenants.  Each party shall have performed and complied in all material respects with each of the agreements and covenants required by this Agreement to be performed or complied with by each such party prior to or at the Valuation Date and the Closing Date.

9.8

Due Diligence.  SMID-Cap Fund and SMID-Cap Portfolio shall have had reasonable opportunity to have its officers and agents review the records of Horizon Growth Fund.

9.9

No Material Adverse Change.  From the date of this Agreement, through the Closing Date, there shall not have been:

•

any change in the business, results of operations, assets or financial condition or the manner of conducting the business of Horizon Growth Fund or SMID-Cap Fund (other than changes in the ordinary course of its business, including, without limitation, dividends and distributions in the ordinary course and changes in the net asset value per share) which has had a material adverse effect on such business, results of operations, assets or financial condition, except in all instances as set forth in the financial statements;

•

any loss (whether or not covered by insurance) suffered by Horizon Growth Fund or SMID-Cap Fund materially and adversely affecting of Horizon Growth Fund or SMID-Cap Fund, other than depreciation of securities;

•

issued by Mutual Funds Trust or Growth Trust to any person any option to purchase or other right to acquire shares of any class of Horizon Growth Fund or SMID-Cap Fund Shares (other than in the ordinary course of Mutual Fund Trust’s or Growth Trust’s business as an open-end management investment company);

•

any indebtedness incurred by Horizon Growth Fund or SMID-Cap Fund for borrowed money or any commitment to borrow money entered into by Horizon Growth Fund or SMID-Cap Fund except as permitted in Horizon Growth Fund N-1A or SMID-Cap Fund N-1A and disclosed in financial statements required to be provided under this Agreement;

•

any amendment to the Declaration of Trust or By-Laws of Mutual Funds Trust or Growth Trust that will adversely affect the ability of either Trust to comply with the terms of this Agreement; or

•

any grant or imposition of any lien, claim, charge or encumbrance upon any asset of Horizon Growth Fund except as provided in Horizon Growth Fund N-1A so long as it will not prevent Mutual Funds Trust from complying with Section 7.8.

9.10

Lawful Sale of Shares.  On the Closing Date, SMID-Cap Fund Shares to be issued pursuant to Section 2.1 of this Agreement will be duly authorized, duly and validly issued and outstanding, and fully paid and non-assessable by Growth Trust, and conform in all substantial respects to the description thereof contained in the Growth Trust N-14 and Proxy Statement furnished to the Horizon Growth Fund shareholders and the SMID-Cap Fund Shares to be issued pursuant to paragraph 2.1 of this Agreement will be duly registered under the 1933 Act by the Growth Trust N-14 and will be offered and sold in compliance with all applicable state securities laws.

9.11

Documentation and Other Actions.  Mutual Funds Trust and Growth Trust shall have executed such documents and shall have taken such other actions, if any, as reasonably requested to fully effectuate the transactions contemplated hereby.

10.

Addresses

All notices required or permitted to be given under this Agreement shall be given in writing to Eaton Vance Mutual Funds Trust or Eaton Vance Growth Trust, as applicable, Two International Place, Boston, MA  02110 (Attention:  Chief Legal Officer), or at such other place as shall be specified in written notice given by either party to the other party to this Agreement and shall be validly given if mailed by first-class mail, postage prepaid.

11.

Termination

This Agreement may be terminated by either party upon the giving of written notice to the other, if any of the representations, warranties or conditions specified in Sections 7 or 8 hereof have not been performed or do not exist on or before April 30, 2016.  In the event of termination of this Agreement pursuant to this provision, neither party (nor its officers, Trustees or shareholders) shall have any liability to the other.

12.

Miscellaneous

This Agreement shall be governed by, construed and enforced in accordance with the laws of the Commonwealth of Massachusetts.  Mutual Funds Trust and Growth Trust represent that there are no brokers or finders entitled to receive any payments in connection with the transactions provided for herein.  Mutual Funds Trust and Growth Trust represent that this Agreement constitutes the entire agreement between the parties as to the subject matter hereof.  The representations, warranties and covenants contained in this Agreement or in any document delivered pursuant hereto or in connection herewith shall not survive the consummation of the transactions contemplated hereunder.  The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  This Agreement shall be executed in any number of counterparts, each of which shall be deemed an original.  Whenever used herein, the use of any gender shall include all genders.  In the event that any provision of this Agreement is unenforceable at law or in equity, the remainder of the Agreement shall remain in full force and effect.

13.

Amendments

At any time prior to or after approval of this Agreement by Horizon Growth Fund shareholders (i) the parties hereto may, by written agreement and without shareholder approval, amend any of the provisions of this Agreement, and (ii) either party may waive without such approval any default by the other party or the failure to satisfy any of the conditions to its obligations (such waiver to be in writing); provided, however, that following shareholder approval, no such amendment may have the effect of changing the provisions for determining the number of SMID-Cap Fund Shares to be received by Horizon Growth Fund shareholders under this Agreement to the detriment of such shareholders without their further approval.  The failure of a party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

14.

Massachusetts Business Trust

References in this Agreement to Mutual Funds Trust or Growth Trust mean and refer to the Trustees from time to time serving under its Declarations of Trust on file with the Secretary of the Commonwealth of Massachusetts, as the same may be amended from time to time, pursuant to which they conduct their businesses.  It is expressly agreed that the obligations of Mutual Funds Trust or Growth Trust hereunder shall not be binding upon any of the trustees, shareholders, nominees, officers, agents or employees of either Trust personally, but bind only the trust property of the applicable Trust as provided in said Declaration of Trust.  The execution and delivery of this Agreement has been authorized by the respective trustees and signed by an authorized officer of each Trust, acting as such, and neither such authorization by such trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them but shall bind only the trust property of the applicable Trust as provided in such Declaration of Trust.  No series of Mutual Funds Trust or Growth Trust shall be liable for the obligations of any other series.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by their officers thereunto duly authorized, as of the day and year first above written.

ATTEST:

EATON VANCE MUTUAL FUNDS TRUST

/s/ Kathryn A. McElroy

By:

/s/ Maureen A. Gemma_____

EATON VANCE GROWTH TRUST

//s/ Kathryn A. McElroy

By:

/s/ Deidre E. Walsh

______

SMID-CAP PORTFOLIO

/s/ Kathryn A. McElroy

By:

/s/ Thomas E. Faust Jr._____